EXHIBIT 10.0


                 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                  BETWEEN

                               MATTEL, INC.

                                    AND

                               JILL E. BARAD

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                             TABLE OF CONTENTS
                             -----------------

                                                                       Page
                                                                       ----


           1.     Employment Period.................................     1

           2.     Duties............................................     2

                  (a)  Executive's Positions and Titles.............     2

                  (b)  Executive's Duties...........................     3

                  (c)  Full Time....................................     3

           3.     Compensation......................................     4

                  (a)  Base Salary..................................     4

                  (b)  Bonus Programs...............................     5

                  (c)  Incentive and Savings Plans..................     6

                  (d)  Stock Options................................     7

                  (e)  Benefit Plans................................     8

                  (f)  Expenses.....................................     8

                  (g)  Fringe Benefits..............................     8

                  (h)  Vacation.....................................     9

                  (i)  Home Mortgage Loan...........................     9

                  (j)  Life Insurance...............................    10

                  (k)  Stock Purchase Loan..........................    11

                  (l)  Certain Amendments...........................    12

           4.     Termination.......................................    12

                  (a)  Death or Disability..........................    12

                  (b)  Cause........................................    14

                  (c)  Good Reason..................................    15

                  (d)  Change of Control............................    16

                  (e)  Retirement...................................    19

                  (f)  Notice of Termination........................    19


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                                                                       Page
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                  (g)  Date of Termination..........................    20

           5.     Obligations of Mattel Upon Termination............    20

                  (a)  Death........................................    20

                  (b)  Disability...................................    22

                  (c)  Cause/Other Than for Good Reason.............    23

                  (d)  Other Than for Cause/For Good Reason, Death,
                       Disability or Retirement.....................    23

                  (e)  Retirement...................................    27

                       (i)  Bonus Programs..........................    28

                      (ii)  Retirement Plans........................    29

                     (iii)  Benefit Plans...........................    30

                      (iv)  Expenses and Office Space...............    31

                       (v)  Fringe Benefits.........................    31

                      (vi)  Stock Option Grants.....................    32

                     (vii)  Certain Amendments......................    32

                  (f)  Change of Control............................    33

                  (g)  Bonus During Cancellation Period.............    34

           6.     Indemnification...................................    34

           7.     Non-exclusivity of Rights.........................    35

           8.     No Set Off, Payment of Fees.......................    35

           9.     Arbitration of Disputes...........................    37

           10.    General Release; Time to Consider and
                  Cancel the Agreement; Age Discrimination in
                  Employment Act Waiver.............................    40

           11.    Confidential Information..........................    43

           12.    Successors........................................    44

           13.    Amendment; Waiver.................................    45

           14.    Miscellaneous.....................................    45

                 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 1997 (the "Agreement"), is between Mattel, Inc., a Delaware corporation ("Mattel"), and Jill E. Barad (the "Executive").

     The Executive and Mattel are parties to an Amended and Restated Employment Agreement, dated as of July 29, 1996 (the "Existing Employment Agreement"), providing for the employment of the Executive.

     The Executive and Mattel desire to amend the Existing Employment Agreement in order to reflect the change of her title and duties and of the terms and conditions of her employment related thereto and to clarify certain provisions of the Existing Employment Agreement.

     In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Mattel agree to amend and restate the Existing Employment Agreement in its entirety as follows:

     1. Employment Period. Mattel hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Mattel, for the period commencing on the date of this Agreement (the "Effective Date") and ending on the fifth anniversary of such date (the "Employment Period"); provided that commencing on the first day of the month next following the Effective Date, and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate five years from such Renewal Date, unless at least 60 days prior to any Renewal Date Mattel or the Executive shall give written notice to the other that the Employment Period shall not be so extended.

     2.   Duties.
          (a) Executive's Positions and Titles. During the Employment Period, the Executive's positions and titles shall be President and Chief Executive Officer, Mattel, Inc. In addition to such positions and titles, Executive shall assume the position and title of Chairman of the Board upon the earliest of the following dates: (i) on January 1, 1998; (ii) thirty days after notice to Mattel that she elects to assume the position and title of Chairman of the Board; or (iii) on the date when John W. Amerman elects to resign as Chairman of the Board. At Executive's election, Executive may relinquish the position and title of President at such time as a person approved by the Executive other than Executive assumes such position and title. Such relinquishment shall not affect Executive's duties as provided in Section 2 (b).

          (b) Executive's Duties. Executive shall report directly to the Board of Directors. Throughout the Employment Period, the Executive's duties, responsibilities and authority shall include all of the duties, responsibilities, and authority normally performed by the Chief Executive Officer of Mattel, with such additions or modifications thereto which are consistent with her position and existing duties, responsibilities and authority hereunder, as the Board of Directors of Mattel may, from time to time, in its discretion and acting in good faith after consultation with the Executive, adopt. In no event shall the duties, responsibilities and authority of Executive be less than those initially performed by her. The Executive's services shall be performed in the greater Los Angeles, California, area at Mattel's headquarters, and, without the Executive's consent, she shall not be transferred outside the area, other than for normal business travel and temporary assignments, nor shall her office or administrative staff be changed.

          (c) Full Time. The Executive agrees to devote her full business time to the business and affairs of Mattel and to use her best efforts to perform faithfully and efficiently the duties and responsibilities assigned to her hereunder, subject to periods of vacation and sick leave to which she is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage her personal investments and affairs to the extent such activities do not materially interfere with the performance of her duties and responsibilities. After consultation with the Board of Directors or Executive Committee as to appropriateness with regard to the Executive's duties and responsibilities to Mattel, the Executive may also serve on corporate boards of directors of corporations which do not directly compete with Mattel. In no event will Executive invest in any business which directly competes with Mattel, nor will she engage in any outside business activity of any nature, including but not limited to activity as a consultant, agent, partner, officer or provider of business services of any nature directly or indirectly to a corporation or other business enterprise. Nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 1% of the stock of any corporation which does not directly compete with Mattel and whose stock is listed on a national securities exchange or on the Nasdaq National Market System.

     3.   Compensation.
          (a) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at a bi-weekly rate at least equal to the bi-weekly salary paid to the Executive by Mattel on the date of this Agreement. The Base Salary shall be reviewed at least every eighteen months in conjunction with the review of the base salaries of the other senior executive officers of Mattel, with the first review to be no later than February 1, 1998, and may be increased at any time and from time to time by action of the Board of Directors of Mattel or any committee thereof or any individual having authority to take such action in accordance with Mattel's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of Mattel hereunder, and after any such increase, the Base Salary shall not be reduced.

          (b) Bonus Programs. In addition to the Base Salary, the Executive shall participate throughout the Employment Period in all of Mattel's cash bonus, deferred bonus and incentive plans and programs ("Bonus Programs") which may be in effect from time to time with respect to executives employed by Mattel (including, but not limited to, the Management Incentive Plan ("MIP") and the Long-Term Incentive Plan ("LTIP") as they may be modified from time to time and any plans or programs substituted therefor) at a participation level reflecting the Executive's duties and responsibilities, and, in any event, at a level higher than any other executive. Except as otherwise provided in this Agreement, the determination of the amounts to be paid pursuant to such plans or programs shall be made by the Board of Directors of Mattel or a committee thereof authorized to take such action and shall be made in accordance with Mattel's compensation practice and the terms and provisions of such plans or programs. The Executive's eligibility for and participation in each of the Bonus Programs shall be at a level and on terms and conditions which are more favorable than those available to any other executive of Mattel.

          (c) Incentive and Savings Plans. In addition to the Base Salary and participation in the Bonus Programs, during the Employment Period the Executive shall be entitled to participate in all incentive and savings plans and programs, including, but not limited to, retirement plans, as may be in effect from time to time with respect to executives employed by Mattel. It is hereby provided that in consideration of Executive's agreement herein to waive and renounce any and all rights and benefits under the 1990 Supplemental Executive Retirement Plan, Executive is deemed currently vested in the 1994 Supplemental Executive Retirement Plan or any successor plan ("SERP"). The foregoing sentence is subject to the following limitations: (i) if the Executive's employment shall terminate by reason of Retirement (as defined in Section 4 (e)) benefits under the SERP shall become payable at the end of the Extended Employment Period (as defined in Section 5 (e); (ii) if the Executive's employment shall be terminated by Mattel without Cause or by the Executive for Good Reason, or if the Executive's employment shall terminate due to death or disability, benefits under the SERP shall be immediately payable; (iii) if the Executive's employment shall be terminated by Mattel for Cause or by the Executive other than for Good Reason, benefits under the SERP shall be payable upon the Executive's attaining age 55; (iv) in any event, the benefit component attributable to the Executive's age shall be the full benefit under the SERP to which the Executive would have been entitled if she had retired at age 60 (i.e. full benefit); (v) whenever the Executive shall become eligible for her benefit under the SERP, such benefit shall be 35% of the average of the final three years of annual Base Salary
(including the calendar year in which she retires), plus the average of the greatest two of the five most recent annual MIP bonuses received by the Executive.

          (d) Stock Options. On February 6, 1997, the Executive received a grant of 825,000 options granted under one or more of Mattel's Stock Option Plans ("Options") exercisable at $25.75 per share. During the Employment Period commencing with the first quarter of l998, the Executive shall receive additional annual grants of Options under Mattel's Stock Option Plans as in effect from time to time in accordance with Mattel's policies and practices for other executives. Such options shall be in amounts greater than those granted to any other executive and in any event each such grant shall cover a minimum of 300,000 shares of the Common Stock of Mattel (adjusted for stock splits and dividends).

          (e) Benefit Plans. During the Employment Period, the Executive and/or her family, as the case may be, shall be entitled to receive all amounts which she or her family is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel in which the Executive is a participant as in effect from time to time with respect to executives employed by Mattel.

          (f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of Mattel as in effect from time to time with respect to executives employed by Mattel.

          (g) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits at a level at or above those available to other senior executives of Mattel, including a leased automobile, car and driver (at her disposal whenever required by her), personal and home security, and related expenses as well as first class travel expenses, the use of a company-issued gasoline credit card, club memberships and related expenses, and financial counseling and tax return preparation services in accordance with the policies of Mattel as in effect from time to time with respect to senior executives employed by Mattel. It is further agreed and understood that Executive is entitled to purchase all of her office furnishings for $1.00, upon her termination from Mattel, irrespective of the reason for termination.

          (h) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the policies of Mattel as in effect from time to time with respect to senior executives employed by Mattel.

          (i) Home Mortgage Loan. Mattel agrees that the existing provisions of the home mortgage loan, which was previously provided to the Executive pursuant to terms and conditions memorialized in the Amended and Restated Employment Agreement dated as of November 30, 1993 (the "Home Mortgage Loan"), shall remain in effect, except that: (A) interest shall accrue annually and be payable on the due date of the Home Mortgage Loan, and (B) if Executive's employment is terminated by Mattel other than for "Cause," or by the Executive for "Good Reason," or in connection with a "Change in Control," or upon termination of her employment by reason of Retirement (as such terms are hereinafter defined), or if the Executive dies or becomes permanently disabled, the principal amount of the Home Mortgage Loan and all accrued unpaid interest shall be forgiven and forever cancelled. The term of the Home Mortgage Loan, as modified by this Section 3 (i), is hereby extended to May 20, 2000, on the same terms as now in effect. Further, Mattel reserves the right to extend the term of the Home Mortgage Loan for an additional period of time beyond May 20, 2000, and, in the event of such an extension, Mattel may, in its sole discretion, modify the particulars of the Home Mortgage Loan to preserve the intent and purpose of its interest therein, provided that the terms of such modification (other than the rate of interest which shall be the Applicable Federal Rate at the time of such modification) shall be no less favorable to the Executive than those of the present Home Mortgage Loan as modified by this Section 3 (i).

          (j) Life Insurance. Within sixty days after the execution of this Agreement, Mattel shall implement a split dollar life insurance plan, in which the Executive shall be included. Under the plan, the Executive shall have a basic fixed death benefit of not less than $5,000,000 paid for by Mattel. Such benefit shall vest upon the earlier of Executive's attainment of age 55 or her termination by Mattel without Cause or by her for Good Reason or upon her termination in connection with a Change of Control or by reason of Retirement or disability. Once vested, such benefit shall continue in effect until the Executive's death, and Mattel shall pay the premiums thereon, whether before or after her termination. In addition, under the plan the Executive shall have the following options:
(i) at any time before or after the termination of her employment to purchase additional coverage in an amount up to the basic coverage, and
(ii) at any time after the termination of her employment to purchase the basic coverage, whether or not vested. Both options shall be exercisable at the Executive's own expense, and option (ii) shall be at a purchase price equal to the net cash surrender value of the policy providing the basic coverage on the date of purchase. Mattel shall have no obligation regarding the payment of premiums on the optional coverage after the exercise by her of option (i) or on the basic or optional coverage after the exercise by her of option (ii). In the event that the Executive shall die before the split dollar life insurance plan is implemented Mattel will provide her legal representative with the basic fixed death benefit which she would have received under the plan.

          (k) Stock Purchase Loan. Mattel agrees to loan the Executive the lesser of $4,236,000 or the actual amount of the federal and California income tax and applicable Medicare withholding tax incurred by her in connection with the vesting of 292,968 shares of the Common Stock of Mattel previously issued to her as "restricted stock" (the "Loan). A promissory note representing a portion of the Loan in the amount of $3,800,000 was executed by the Executive and funded by Mattel on May 20, 1997, and the balance of the Loan will be funded and an additional promissory note executed at any time the Executive shall so request. The Loan bears interest at the Applicable Federal Rate on the dates on which the Loan is funded with interest and principal payable on May 20, 2000. In the event that, for any consecutive 20 trading days during the term of the Loan, the Common Stock of Mattel is trading at a per share price of $45 or more (adjusted for stock splits and dividends) the principal of and the accrued interest on the Loan shall thereupon be forgiven by Mattel. In the event that, prior to the due date of the Loan, the Executive sells any of such 292,968 shares, the entire principal of and accrued interest on the entire Loan shall become immediately due and payable.

          (l) Certain Amendments. Nothing herein shall be construed to prevent Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3(a) through (k).

     4.   Termination.
          (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. In the event that the Executive suffers a disability, due to illness or injury, which materially limits her from performing each of the material and substantial duties of her job, even with reasonable accommodation, for a period in excess of six consecutive months, Mattel reserves the right to terminate the Executive's employment during the continuance of such disability by giving to the Executive written notice of termination (the "Disability Notice"). For purposes of this Agreement, the material and substantial duties of the Executive's job include duties which are normally required for the performance of her job, duties which cannot be reasonably omitted or modified and duties which if not performed by the Executive may result in or contribute to materially detrimental impact upon Mattel's financial standing. Furthermore, the Executive will not be considered to be disabled unless (i) she is under the regular and continuous care and treatment of a licensed physician or physicians who is/are practicing within the scope of his/her/their license or licenses during the entire period of disability; or (ii) there is sufficient documented medical evidence to support the disability. If the Executive disputes a disability termination, Mattel may require that the Executive be evaluated, at Mattel's expense, by an independent physical of Mattel's choice. In the event that the Executive's physician and Mattel's independent physician report contrary findings as to the nature and duration of the disability, Mattel may require an additional evaluation, at Mattel's expense, by a second independent physician of Mattel's choice. At such time that the second independent physician's evaluation of the Executive is completed, Mattel will use the findings reported by two of the three physicians to determine the nature and duration of the disability and its resulting effect on the continuation or termination of employment.

          (b) Cause. Mattel may terminate the Executive's employment for "Cause" if "Cause" as defined below exists and if at least 2/3 of the non-management members of the Board of Directors make the good faith determination that termination is appropriate. For purposes of this Agreement, "Cause" shall be limited to (i) one or more factually substantiated willful and deliberate act or acts of dishonesty (acts commonly defined as felonies in criminal statutes) on the Executive's part which are intended to result in her substantial personal enrichment at the expense of Mattel; (ii) repeated violations by the Executive of her obligations under Section 2 (b) or (c) of this Agreement which are factually substantiated to be willful and deliberate and to constitute bad faith on the Executive's part and which resulted in material injury to Mattel; (iii) conduct by the Executive of a factually substantiated criminal nature (commonly defined as a "felony" in criminal statutes) which has a material adverse effect on Mattel's reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or (iv) factually substantiated fraudulent conduct by the Executive in connection with the business or affairs of Mattel, regardless of whether said conduct is designed to defraud Mattel or others; provided that, in each case, the Executive has received written notice of the described activity, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

          (c) Good Reason. The Executive may terminate her employment at any time for Good Reason, provided that, in each case, Mattel has received written notice describing the circumstances giving rise to her action, has been afforded a reasonable opportunity to cure or correct the circumstances described in the notice and has failed to substantially cure, correct or cease the circumstances, as appropriate. For purposes of this Agreement, "Good Reason" means the good faith determination by the Executive that any one or more of the following has occurred:

               (i) without the express written consent of the Executive, any changes in the positions, duties, titles, authority, reporting relationships, or responsibilities of the Executive which are inconsistent in any material respect with the Executive's positions, duties, authority, reporting relationships, responsibilities or privileges as contemplated by this Agreement;

              (ii) any failure by Mattel to comply with any of the provisions of Section 3 or any other material provision of this Agreement, other than an insubstantial and inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Executive, so long as Mattel reimburses

Executive for cash payments due to Executive and not theretofore paid, together with interest thereon at prevailing rates;

             (iii) without the Executive's consent, any requirement by Mattel that Executive be based at any office or location other than an office or location in greater Los Angeles, California, or at an office other than Mattel's headquarters, except for travel reasonably required in the performance of the Executive's responsibilities, or a change in her office or material reduction in her administrative staff;

              (iv) any proposed termination by Mattel of the Executive's employment otherwise than as permitted by this Agreement; or

               (v) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
Section 12(b).

          (d) Change of Control. A "Change of Control" shall be deemed to have occurred if:

               (i) any "Person," which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), (other than Mattel, any trustee or other fiduciary holding securities under an employee benefit plan of Mattel) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Mattel representing 20% or more of the combined voting power of Mattel's then outstanding voting securities;

              (ii) during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of Mattel, and any new director whose election by the Board of Directors, or whose nomination for election by Mattel's stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors;

             (iii) the stockholders of Mattel approve (I) a plan of complete liquidation of Mattel; (II) the sale or other disposition by Mattel of all or substantially all of Mattel's assets; or (III) the distribution, sale or transfer of one or more significant subsidiaries, divisions, lines of business or product lines (whether to shareholders of Mattel or otherwise) unless the acquireror or transferee or its board of directors shall meet the conditions for a merger, consolidation or reorganization in subparagraphs (iv)(I) or (iv)(II) below; or

              (iv) the consummation of a merger, consolidation or reorganization of Mattel with any other entity other than:

                    (A) a merger, consolidation or reorganization which results in the voting securities of Mattel outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity's outstanding voting securities immediately after such merger, consolidation or reorganization; or

                    (B) a merger, consolidation or reorganization which would result in the directors of Mattel (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity immediately after such merger, consolidation or reorganization.

     In this paragraph (iv), "surviving entity" shall mean only an entity in which all of Mattel's stockholders immediately before such merger, consolidation or reorganization (determined without taking into account any stockholder's properly exercising appraisal or similar rights) become stockholders by the terms of such merger, consolidation or reorganization, and the phrase "directors of Mattel (who were directors immediately prior thereto)" shall include only individuals who were directors of Mattel at the beginning of the 24 consecutive month period preceding the date of such merger, consolidation or reorganization.

          (e) Retirement. The Executive's employment shall be deemed to have terminated by Retirement if: (i) on or after her 55th birthday she shall deliver to Mattel a Notice of Termination to that effect; or (ii) the Employment Period (as defined in Section 1) shall have expired based upon notice by Mattel to the Executive pursuant to Section 1 of non-extension thereof.

          (f) Notice of Termination. Any termination of the Executive's employment by Mattel for Cause or following a Change of Control or by the Executive for Good Reason shall be communicated by written notice to the other party hereto given in accordance with Section 14(b) ("Notice of Termination"). Any termination by Mattel due to disability shall be made by Mattel's giving the Disability Notice in accordance with Section 4(a). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision of this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

          (g) Date of Termination. "Date of Termination" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination); provided that (i) if the Executive's employment is terminated by Mattel for any reason other than Cause or disability, the Date of Termination is the date on which Mattel notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to disability, the Date of Termination is the date on which the Disability Notice provided for in Section 4 (a) is received by the Executive; and
(iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination is the date of death.

     5. Obligations of Mattel Upon Termination. Other than as specifically set forth or referenced in this Agreement, the Executive shall not be entitled to any benefits on or after the Date of Termination.

          (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations by Mattel to the Executive's legal representatives under this Agreement or otherwise, except as set forth in this Section 5
(a) or as contained in the applicable Mattel plan or program which takes effect at the date of her death, but in no event shall Mattel's obligations be less than those provided by this Agreement.

               (i) For a period of three years following the Date of Termination, the Executive's spouse and children shall be entitled to the Executive's benefits described in Section 5 (d) (vi) (A) and (D);

              (ii) For a period of one year following the Date of Termination, the Executive's legal representatives shall be entitled to receive an amount equal to Executive's Base Salary.

             (iii) On the dates of payment to other senior executive officers, the Executive's legal representatives shall be entitled to receive a short term annual bonus for the year in which the Executive died, based on the average of the two largest of the most recent three bonuses received by her, and any payments which would have been payable to the Executive under the LTIP for the three year period during which she died as if she had survived until the end of the period.

              (iv) From and after the Date of Termination, the Executive's legal representatives shall be entitled to receive those retirement benefits payable to Executive's surviving spouse or other named beneficiaries under the provisions of the SERP in accordance with the Executive's eligibility for SERP as provided for under Section 3 (c) and the applicable provisions of the SERP, including the Executive's legal representatives' eligibility for receipt of benefits commencing immediately upon her death, and a benefit amount predicated upon the formula set forth in Section 3(c).

               (v) On the Date of Termination, the Executive's country club membership shall be transferred to the Executive's spouse at no cost to the spouse, or if there is no spouse, to such child of Executive as Executive or her executor may designate by will or other written notice to Mattel.

              (vi) On the Date of Termination, all Options theretofore granted and not exercised by the Executive shall become fully vested and shall be exercisable by her legal representatives for a period of one year thereafter.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's disability, the Executive shall be entitled to receive, after the date of receipt by her of the Disability Notice: (i) the maximum disability benefits then provided by Mattel to disabled executives and/or their families and (ii) all of the payments and other benefits set forth in Section 5 (a), except that the benefits payable under clause (i) of this Section 5 (b) shall not commence until after the payments provided for in Section 5(a)(ii) shall have been received by her, and, further, all SERP benefits for which the Executive is or shall become eligible shall be immediately available. In addition, after receipt by the Executive of the Disability Notice, she shall be entitled to the benefit set forth in
Section 5 (d) (v).

          (c) Cause/Other Than for Good Reason. If the Executive's employment is terminated for Cause or if the Executive terminates her employment without Good Reason, Mattel shall pay the Executive her full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and Mattel shall have no further obligations to the Executive under this Agreement, except for benefits under the SERP to which she is or shall become entitled. In addition, the Executive shall be entitled to the benefits provided for in Sections 5 (d)
(iii) and (iv) and any other benefits which shall be fully vested on the date of her termination.

          (d) Other Than for Cause/For Good Reason, Death, Disability or Retirement. If Mattel terminates the Executive's employment other than for Cause or Disability or the Executive terminates her employment for Good Reason (in each case, other than within 18 months following a Change of Control as provided in Section 5(e)):

               (i) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    (A) if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given;

                    (B) an amount equal to the MIP bonus that would have been payable to Executive pursuant to the Bonus Programs provided in
Section 3(b) assuming, for purposes of calculating the amount of the bonus pool under the plan, that the "maximum" amount, as that term is used in the plan, was achieved for the current plan year (the "Maximum Annual Bonus"), with such amount prorated to reflect the number of full months the Executive is employed in the year in which termination occurs;

                    (C) an LTIP payment for the current year, based on an assumption of achievement of the three-year maximum award, prorated to reflect the total number of full months the Executive is employed in the year in which termination occurs;

                    (D) a full term payout for the three year period of the LTIP, assuming for purposes of calculating the amount earned under the
LTIP achievement of the three-year maximum award, less any interim payments previously received by the Executive; and

                    (E) five times the sum of (x) the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given and (y) the Average Annual Bonus defined in Section 5(d)(i)(B) (and, in each such case, without regard to any contributions by Mattel for the Executive's benefit to the Mattel Personal Investment Plan ("PIP")).

              (ii) Options granted to the Executive under the Stock Option Plans and not theretofore exercised shall become immediately vested and the Executive shall have a period of ninety days following the Date of Termination (but in no event past the expiration of the term of the Options) to exercise all Options then exercisable or which become exercisable pursuant to this clause (ii).

             (iii) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 3(e) if her employment had not terminated.

              (iv) The Executive shall be entitled to purchase her office furnishings from Mattel for $1.00.

               (v) The Executive may continue to use the car leased by Mattel that is in the Executive's possession on the Date of Termination until the earlier of (x) the end of the lease term or (y) the fifth anniversary of the Date of Termination, at which time the Executive may purchase the car for $1.00 (if at the end of the lease term) or Mattel's book value (if on the fifth anniversary of the Date of Termination). As of the Date of Termination, all expenses other than lease payments related to such leased car, including but not limited to repairs, maintenance, gasoline, and car phone and associated expenses, shall be the sole responsibility of the Executive.

              (vi) Until the date the Executive accepts other full-time employment, Mattel shall provide to the Executive at Mattel's expense:

                    (A) medical, dental, prescription drug and vision care group insurance in accordance with the coverage in effect immediately prior to the Date of Termination;

                    (B) outplacement services at the expense of Mattel commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor;

                    (C)  continuation of country-club membership
"signatory/representative" status as in effect immediately prior to the Date of Termination; and within ninety (90) days following the Date of Termination, Mattel shall cause the membership to be transferred to the Executive at no cost to the Executive; and

                    (D) personal financial counseling and tax return preparation service through the vendor engaged and paid for by Mattel.

             (vii) Regardless of her age, the Executive shall be immediately entitled to the benefits under the SERP as provided in Section 3 (c).

          (e) Retirement. For a period of two years following the termination of the Executive's employment by way of Retirement, the Executive shall be employed by Mattel as a Senior Advisor in an advisory capacity and on a nonexclusive basis, and shall receive a Base Salary equal to the Base Salary which she was receiving immediately prior to her Retirement. The Employment Period shall continue thereafter for a period of two years (the "Extended Employment Period").

In addition, the Executive shall be entitled to the following compensation:

          (i) Bonus Programs. In addition to the Base Salary, the Executive shall participate throughout the Extended Employment Period in the MIP and the LTIP, collectively described as "Bonus Programs". The Executive's participation in the MIP and the LTIP shall be provided for as follows:

                    (A) For the first year following the date of the Executive's Retirement (payable the following year) her award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel in accordance with the terms and provisions of the MIP for such year;

                    (B) For the second year following the date of the Executive's Retirement (payable the following year) she shall participate in accordance with the terms and provisions of the MIP for such year, except that her award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel, and the amount of such award shall be based exclusively on Mattel's overall corporate financial performance in such year pursuant to its level of achievement with respect to pre-established goals approved by the Compensation/Options Committee, so long as such performance is at or above "Cut-In" as defined in the provisions of the MIP for such year;

                    (C) For the third year following the date of the Executive's Retirement (payable the following year) she shall participate in accordance with the terms and provisions of the MIP for that year, except that her award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel, and the amount of such award shall be based exclusively on Mattel's overall corporate financial performance in such year pursuant to its level of achievement with respect to pre-established goals approved by the Compensation/Options Committee, so long as such performance is at or above "Cut In" as defined in the provisions of the MIP for such year; and,

                    (D) The Executive's eligibility and participation in the LTIP then in effect shall continue on the same basis as provided for under this Agreement.

          (ii) Retirement Plans. In addition to the Base Salary and participation in the Bonus Programs, during the Extended Employment Period, the Executive shall be entitled to participate in all retirement plans, specifically, but not limited to, Mattel's 401(k) Plan and Mattel's Supplemental Executive Retirement Plan ("SERP"), as such plans may be in effect from time to time at Mattel. Payments under the SERP shall commence at the end of the Extended Employment Period. It is agreed that in the calculation of the Executive's SERP benefit, the provision in the Plan which defines the short-term bonus ("MIP") component of her "Final Average Compensation" shall be the average of the highest two out of the last five year's awards. In the event of the Executive's death prior to the conclusion of the Extended Employment Period, the Executive's spouse shall receive a retirement benefit, as provided for pursuant to the Executive's election and if no such election is made, then the 100% Joint and Survivor Option" shall apply in accordance with the applicable provisions of the SERP, and payment shall begin as soon as practicable after the Executive's death.

          (iii) Benefit Plans. During the Extended Employment Period, the Executive and/or her family, as the case may be, shall be entitled to receive all amounts which she or her family is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel in which the Executive is a participant as in effect from time to time at Mattel. Further, following the completion of the Extended Employment Period, the Executive and her family shall continue to be eligible for benefits under the medical, dental, and group life insurance plans in effect as of the date of her retirement, with the Executive and her family's eligibility for coverages to continue up through and until the
Executive's death, whereupon the applicable spouse-related coverages pertaining to the medical and dental insurance plans shall continue to apply to the Executive's spouse, if living, for a period of six months following the Executive's death.

          (iv) Expenses and Office Space. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in accordance with the policies and practices of Mattel as in effect from time to time at Mattel. In the event that the Executive's offices during the Extended Employment Period are located at a site other than at Mattel's headquarters' building in El Segundo, California, Mattel shall provide the Executive with Company-paid office accommodations reasonably comparable to those which she last occupied in the Mattel headquarters' building and appropriate administrative support as requested by the Executive.

          (v) Fringe Benefits. During the Extended Employment Period, the Executive shall be entitled to fringe benefits on the same basis as received by her under the terms of this Agreement, including the automobile currently in her possession, along with associated auto-related expenses as well as the use of a company-issued gasoline credit card, country club memberships and related expenses, and financial counseling in accordance with the policies of Mattel as in effect from time to time at Mattel.
Further, following completion of the Extended Employment Period, the Executive shall be entitled to: (i) continued use of the same automobile for a period of five years following the date of her Retirement whereupon the Executive may purchase said automobile for $1.00 with such purchase to be consummated not later than one month thereafter; (ii) continued use of gasoline credit cards issued by Mattel for a period of five years following the date of her Retirement; (iii) financial counseling paid for by Mattel until the Executive's death; and (iv) continued payment by Mattel of annual country club dues and associated expenses for a period of five years following the date of her Retirement, when said membership shall be wholly transferred to the Executive at no cost to her (but subject to tax reporting as imputed income applicable to the year in which the membership is transferred).

          (vi) Stock Option Grants. During the Extended Employment Period, the Board of Directors, in its sole discretion, may award stock option grants to the Executive in accordance with the terms and conditions of the 1996 Mattel Stock Option Plan.

          (vii) Certain Amendments. Nothing herein shall be construed to prevent Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 4(a) through (g).

          (f) Change of Control. If, within 18 months following a Change of Control, the Executive terminates her employment for Good Reason or Mattel or the surviving entity terminates the Executive's employment other than for Cause or by reason of disability, the Executive shall be entitled to all of the payments and benefits described in Section 5 (d), except (i) she shall be entitled to receive two times the payout provided for in
Section 5 (d) (i) (D). Furthermore, if it is determined by an independent accounting firm mutually agreed on by Mattel and the Executive, that any payment or distribution by Mattel to the Executive pursuant to this Section 5 (f) (determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive with respect to each Payment an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (g) Bonus During Cancellation Period. If either party to this Agreement notifies the other party that the Employment Period provided in
Section 1 hereof will not be automatically extended as provided therein, the compensation of the Executive set forth in Section 3 shall continue as provided therein for the balance of the Employment Period, except that the amount of short-term incentive compensation payable under the Bonus Programs with respect to each fiscal year during the balance of the Employment Period (including the year in which the notice was given) shall not be less than the Annual Bonus as determined in Section 5 (d) (i) (B). Amounts payable with respect to the year in which the term specified in
Section 1 expires shall be prorated based on a fraction the numerator of which is the number of full months from the beginning of such year until the date of the expiration of this Agreement and denominator of which is 12.

     6. Indemnification. Whereas Executive is party to an Indemnity Agreement with Mattel, pursuant to her positions as both a member of the Board of Directors and as an Officer of the Corporation, with such indemnity agreement having been entered into on December 11, 1986, and amended thereto on January 1, 1993 to provide similar coverage to Executive's spouse, the terms and provisions of said Indemnity Agreement, as amended, are hereby incorporated within this Amended and Restated Employment Agreement.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Mattel and for which the Executive may qualify, nor shall anything herein limit or otherwise diminish such rights as the Executive may have under any stock option or other agreement with Mattel or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     8. No Set Off, Payment of Fees. Except as expressly provided herein, Mattel's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against the Executive or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by the Executive that she terminated for Good Reason or that the termination for Cause was improper, in which case such fees and expenses shall be paid only if the Executive prevails in whole or in part.
 All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by Bank of America National Trust and Savings Association in effect from time to time during the period of such nonpayment. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined pursuant to Section 9 hereof that Good Reason did not exist, Mattel or the Executive may then offer to reinstate the Executive's employment as if no Notice of Termination had been given by the Executive. If Mattel so offers and the Executive declines to accept its offer, then the Executive's employment shall be deemed to have been terminated without Good Reason. If the Executive offers to reinstate her employment as if no Notice of Termination had been given by the Executive and Mattel declines to accept her offer, then the Executive's employment shall be deemed to have been terminated for Good Reason.

     9.   Arbitration of Disputes.
          (a) The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of her employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, including the determination of Mattel's Board of Directors in accordance with Section 4(b), or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by expedited arbitration under the then-applicable arbitration rules of JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

     One arbitrator shall be selected by the Executive, one by Mattel and the third by the two persons so selected, all in accordance with the then- applicable arbitration rules of JAMS/Endispute then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven each of whom shall be a member of the "Independent List" of retired judges with experience in resolving employment disputes provided by the Los Angeles office of JAMS/Endispute with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties. In the absence of agreement, the Chairman of the arbitration panel shall determine the location.

          (b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right she or it may have to seek redress in any other forum.

          (c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 9 must be presented in writing by the claiming party to the other within the period of the applicable statute of limitations. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

          (d) Mattel will pay all costs and expenses of the arbitration to the extent provided in this Section 9.

          (e) Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

          (f) Each of the above terms and conditions of this Section 9 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

          (g) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

     10. General Release; Time to Consider and Cancel the Agreement; Age Discrimination in Employment Act Waiver. The Executive and Mattel acknowledge and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Employment Period, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. Accordingly, in the event of Executive's termination, Executive agrees that as a condition of receiving the post-termination compensation or benefits, Executive or Executive's successors, assigns, heirs or anyone claiming through Executive will execute a release in essentially the following form:

     The Executive, on behalf of herself and her successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge Mattel and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, Mattel or any of its related entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

     The Executive expressly waives any and all rights under Section 1542 of the Civil Code of the State of California, and all other federal or state statutory rights, rules, and principles of common law or equity, including without limitation those of any jurisdiction, government, or political subdivision thereof, similar to Section 1542 ("similar provision"). Thus the Executive may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released hereunder. Section 1542 provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor."

     The waiver given below is given only in exchange for consideration in addition to anything of value to which the

Executive is already entitled. The waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by her; (ii) she has consulted with an attorney before executing this Agreement; (iii) she was given a period of 21 days within which to consider this Agreement, and (iv) to the extent she executes this Agreement before the expiration of the 21 day period, she does so knowingly and voluntarily and only after consulting her attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of 7 days following her execution of this Agreement, and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. The 7-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, the Executive shall deliver to Mattel, prior to the expiration of said 7-day period, a written notice of revocation.

       In addition to the release set forth in this Section 10, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

     11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during her employment by Mattel or any of its affiliated companies and which shall not be public knowledge and will continue to be bound by the provisions of the Patent and Confidence Agreement previously executed by the Executive. After termination of the Executive's employment with Mattel, she shall not, without the prior written consent of Mattel, communicate or divulge any such information, knowledge or data to anyone other than Mattel and those designated by it, except to the extent such confidential information has become public knowledge or such communication or divulgence shall be required by law.

     12.  Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of Mattel shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, reorganization, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

     13. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Mattel. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

          14.  Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

     if to the Executive:

          Jill E. Barad
          *
          *

     copy to:

          M. Kenneth Suddleson Esq.
          Katten Muchin & Zavis
          1999 Avenue of the Stars Suite 1400
          Los Angeles, California 90067-6042

     if to Mattel:

          Mattel, Inc.
          333 Continental Boulevard
          El Segundo, California 90245
          Attention:  General Counsel

     copy to:

          Ronald M. Loeb, Esq.
          Irell & Manella LLP
          1800 Avenue of the Stars, Suite 900
          Los Angeles, California 90067

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

*  CONFIDENTIAL

          (d) Mattel may withhold from any amounts or other transfers or assignments payable under this Agreement, or any other benefits received pursuant hereto such Federal, state or local taxes as shall be required to be withheld from any such, or any other, payments, transfers, assignments or benefits pursuant to any applicable law or regulation. Mattel may report, as required by any applicable Federal, state or local law or regulation, any income or imputed income payable under this Agreement.

          (e) Mattel agrees to pay reasonable legal fees and costs incurred by the Executive in connection with this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

                              EXECUTIVE:

                              /s/ Jill E. Barad
                              -------------------------------
                              Jill E. Barad



                              Mattel:

                              Mattel, Inc.,
                              a Delaware corporation


                              By: /s/ Ned Mansour
                                 ----------------------------
                                  Ned Mansour
                                  President, Corporate
                                  Operations


     ATTEST:

     /s/ Leland P. Smith
     -------------------------------

     Leland P. Smith
     -------------------------------
     (print name)
     Assistant Secretary

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